For Immediate Release

Nov. 29, 2005

Settlement Reduces PNM Resources' Final Purchase Price
 of TNP Enterprises by Approximately $13 Million

(ALBUQUERQUE, N.M.) -  The final purchase price of the PNM Resources acquisition of TNP Enterprises has been agreed to and reduced an additional approximately $13 million to $161.8 million, according to a settlement with previous owners, officials announced today.

The settlement will end a lawsuit filed by the previous owners that disputed PNM Resources' proposed final purchase price of the acquisition. The approximate $13 million reduction is based on working capital adjustments from the closing of the second-quarter financial statements and stranded cost recovery payments. Combined with adjustments made by TNP Enterprises when the acquisition was closed in June, the final stock and cash purchase price has been reduced a total of $27.3 million from the original agreement of $189.1 million.  At closing, the previous owners had submitted a proposed purchase price of approximately $174.8 million, approximately half of which was paid in PNM Resources stock based on an assumed value of $20.20 per share.  The final adjustments are payable in cash and do not impact earnings per share results.

Including the TNP Enterprises debt and preferred stock, the acquisition has a final value of $1.26 billion. PNM Resources has refinanced approximately $583 million of the TNP Enterprises debt and preferred stock, excluding accrued interest and premiums, resulting in annual savings of approximately $41 million.

According to the settlement, PNM Resources will retain all future interest in any additional stranded cost recovery involving Texas-New Mexico Power, a subsidiary acquired in the purchase of TNP Enterprises.  The settlement resolves all disputes between PNM Resources and the previous owners.

Background: PNM Resources (NYSE: PNM) is an energy holding company based in Albuquerque, N.M., with consolidated operating revenues of $2.3 billion. Through its utility and energy service subsidiaries, PNM Resources supplies electricity to 738,000 homes and businesses in New Mexico and Texas and natural gas to 470,000 customers in New Mexico. Its utility subsidiaries are PNM and Texas-New Mexico Power. Other subsidiaries include First Choice Power, a deregulated competitive retail electric provider in Texas, and Avistar, an energy research and development company. PNM Resources and its subsidiaries also sell power on the wholesale market in the West.  For more information, visit PNMResources.com.

FOR MORE INFORMATION:

Analysts Contact:          Lisa Rister at (505) 241-2787
                                                           Lisa Eden at (505) 241-2691

Media Contact:                Frederick Bermudez at (505) 241-4831

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